Exhibit 99.1

HANSEN MEDICAL REPORTS 2009 SECOND QUARTER RESULTS

MOUNTAIN VIEW, Calif., August 4, 2009 – Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its recent business highlights and financial results for the second quarter ended June 30, 2009.

Recent Business Highlights

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System Sales: During the second quarter, the company recognized revenue on three Sensei™ Robotic Systems and shipped three additional systems. From commercial launch through June 30, 2009, the company has recognized revenue on a total of 68 systems (which the company refers to as its installed base), including 43 in the United States and 25 in international markets.

•	Catheter Sales: The company shipped 626 Artisan™ Control Catheters in the second quarter, approximately 100 of which were sold to a single international medical center.

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Selected Product Development Initiatives: The company is currently developing a next-generation Sensei platform and Artisan catheter that will extend the procedural capabilities of robotic catheter control by providing advanced levels of instinctive control, accuracy, reach and ease of use. The company expects to receive Food & Drug Administration (FDA) clearance for these new products by the end of the third quarter of 2009.

•	Equity Financing: In April 2009, the company completed a public offering of common stock, selling approximately 11.7 million shares with net proceeds to the company of approximately $35.3 million.

“I believe that we are taking the right steps to weather the current macroeconomic challenges and to put ourselves in a position to expand our business as market conditions improve,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “Despite lower than expected Sensei system sales in the second quarter, our pipeline of potential customers is healthy and catheter sales were at a new quarterly high. In addition, I am excited about the progress we are making in enhancing our current platform and developing new capabilities for our technology. I am also encouraged by the progress we have made to reduce spending and improve our cost structure during these challenging times,” said Dr. Moll.

2009 Second Quarter Financial Results

Total revenue for the three months ended June 30, 2009 was $3.3 million, a 43% decrease compared to revenue of $5.8 million in the same period in 2008. The company recognized revenue on three Sensei Robotic Systems, including one system configured with the CoHesion® module, as well as on shipments of 626 Artisan control catheters.

Cost of goods sold for the three months ended June 30, 2009 was $2.9 million and included non-cash stock compensation expense of $214,000. As a result, gross profit for the quarter was $0.4 million and a gross margin of 10.9%. This compares to gross profit of $1.1 million and gross margin of 18.5% for the same period in 2008, which included non-cash stock compensation expense of $171,000. The company expects that cost of goods sold for 2009, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended June 30, 2009, including non-cash stock compensation expense of $688,000, were $5.0 million, compared to $6.3 million for the same period in 2008, which included non-cash stock compensation expense of $763,000. The decrease in research and development expenses was primarily the result of decreases in employee-related expenses due primarily to lower average headcount and a one week furlough in the 2009 period. In 2009, the company expects research and development expenses to decline modestly from levels in 2008 as it carefully manages expenses related to development efforts for the electrophysiology (EP) market and other applications and realizes savings from the company’s reduction in force and other cost reduction efforts.

Selling, general and administrative expenses for the three months ended June 30, 2009, including non-cash stock compensation expense of $1.0 million, were $9.9 million, compared to $10.0 million for the same period in 2008, which included non-cash stock compensation expense of $2.0 million. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses, related to lower average headcount and a one week furlough, and a decrease in non-cash stock compensation expense, partially offset by increased litigation costs and a $1.1 million charge for the impairment of certain assets related to the company’s decision to terminate its relationship with its European subcontractor for the manufacture of catheters. In 2009, the company expects selling, general and administrative expenses to decline slightly from 2008 levels as a result of careful expense management and savings realized from the reduction in force and other cost reduction efforts.

Other expense, net, for the three months ended June 30, 2009 was $115,000, compared to other income, net, of $323,000 for the same period in 2008. The change was primarily due to higher interest expense due to the company’s borrowings under its equipment line of credit, in addition to lower interest income related to lower interest rate returns earned on the Company’s balances of cash, cash equivalents and short-term investments.

Net loss for the three months ended June 30, 2009, including total non-cash stock compensation expense of $1.9 million, was $14.6 million, or $(0.42) per basic and diluted share, based on average basic and diluted shares outstanding of 35.2 million shares. Net loss for the second quarter of 2008, including non-cash stock compensation expense of $2.9 million, was $14.9 million, or $(0.60) per basic and diluted share, based on average basic and diluted shares outstanding of 24.7 million shares.

Cash, cash equivalents and short-term investments as of June 30, 2009 were $51.4 million, compared to $35.2 million as of December 31, 2008. The higher cash, cash equivalents and short-term investments balance is primarily due to the successful completion a secondary public offering of common stock in the second quarter of 2009, which included the sale of approximately 11.7 million shares with net proceeds to the company, after expenses, of approximately $35.3 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2009 second quarter results and provide a business update today, August 4, 2009 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-1468 or 480-629-9675. An audio replay will be available approximately one hour after the completion of the conference call through August 18, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 412374.

About Hansen Medical, Inc.

Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to expectations, projections, estimates, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the company’s expectations for regulatory clearances and projected operational and financial results for future periods. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the effect of credit, financial and general economic conditions on capital spending by our potential customers, and risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales, our ability to effectively sell, service and support our products, the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems, our ability to successfully manage our manufacturing, operating and other expenses, the scope and validity of intellectual property rights applicable to our products and competition from other companies. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2009. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

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Investor Contacts:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$3,306	$5,813	$10,429	$12,057
Cost of goods sold	2,946	4,735	8,186	9,672

Gross profit	360	1,078	2,243	2,385

Operating expenses:
Research and development	4,951	6,300	10,602	11,514
Selling, general and administrative	9,904	10,007	20,015	18,084

Total operating expenses	14,855	16,307	30,617	29,598

Loss from operations	(14,495)	(15,229)	(28,374)	(27,213)
Other income (expense), net	(115)	323	(560)	675

Net loss	$(14,610)	$(14,906)	$(28,934)	$(26,538)

Basic and diluted net loss per share	$(0.42)	$(0.60)	$(0.96)	$(1.14)

Shares used to compute basic and diluted net loss per share	35,187	24,733	30,293	23,346

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2009	December 31, 2008
Assets
Cash, cash equivalents and short-term investments	$51,385	$35,223
Accounts receivable	4,918	9,506
Inventories, net	6,887	6,674
Prepaids and other current assets	1,517	2,136
Property and equipment, net	15,428	18,195
Other assets	239	284

Total assets	$80,374	$72,018

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$1,795	$3,089
Deferred revenues	2,198	1,575
Debt	11,586	12,476
Other liabilities	5,627	7,173

Total liabilities	21,206	24,313

Stockholders’ equity	59,168	47,705

Total Liabilities and Stockholders’ Equity	$80,374	$72,018

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